Exhibit 1.1

ARMOUR Residential REIT, INC.
AMENDMENT NO. 1 TO THE
ATM EQUITY OFFERINGSM SALES AGREEMENT

October 2, 2017

Merrill Lynch, Pierce, Fenner & Smith
     Incorporated

One Bryant Park
New York, New York 10036

Ladenburg Thalmann & Co. Inc.
277 Park Avenue, 26th Floor
New York, NY 10172

Ladies and Gentlemen:
Reference is made to the ATM Equity Offering SM Sales Agreement, dated May 26, 2017 (the “Agreement”), among ARMOUR Residential REIT, Inc., a Maryland corporation (the “Company”), its manager, ARMOUR Capital Management LP, a Delaware limited partnership (the “Partnership”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agent”), pursuant to which the Company may issue and sell through the Agent, acting as agent and/or principal, shares of the Company’s common stock, par value $0.001 per share, in an aggregate amount up to 5,000,000 shares.

In connection with the foregoing, the Company, the Partnership and the Agent wish to amend the Agreement through this Amendment No. 1 to the ATM Equity Offering SM Sales Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement and used therein and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1.  Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2.  Amendment of the Agreement.

(a)  The definition of the term “Agent” is hereby amended to read as follows: “Merrill Lynch, Pierce, Fenner & Smith Incorporated and Ladenburg Thalmann & Co. Inc. (each an “Agent” and collectively, the “Agents”).”

(b)  Section 2 of the Agreement is hereby amended to include the following subsection (l): “The Company may, from time to time, propose to a Designated Agent (as defined below), by means of a telephone call or other method mutually agreed to in writing by the parties, to issue and sell Shares through such Designated Agent acting as sales agent or directly to the Designated Agent acting as principal from time to time. As used herein, “Designated Agent” shall mean, with respect to any issuance or sale, the Agent selected by the Company to act as sales agent in accordance with Section 2 hereof, provided that such Agent selected by the Company has agreed to act as sales agent.”

(c)    Section 3 of the Agreement is hereby amended to revise the first sentence in subsection (k) to read as follows: “The Company will not, if and when an instruction to any Agent to sell Shares pursuant to Section 2 has been delivered by the Company or is pending, without the prior written consent of the Agent to which instruction was given, unless it gives such Agent at least five business days’ prior written notice, (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap, agreement or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.”

(d)  Section 10 of the Agreement is hereby amended to include the following notice information: “Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, Facsimile: 212 409-2169, Attention: Steven Kaplan.”

SECTION 3.  Obligations Binding Upon Ladenburg Thalmann & Co. Inc. Ladenburg Thalmann & Co. Inc. hereby agrees to be bound by the terms of the Agreement. Ladenburg Thalmann & Co. Inc. shall be considered to be an Agent under the Agreement to the same extent as if it were a party to the Agreement on the date of the execution thereof.

SECTION 4.  Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

SECTION 5.  Law; Construction. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  Entire Agreement; Amendment; Severability. This Amendment and the Agreement hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof. Except as further amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects. Neither this Amendment, the Agreement nor any term hereof or thereof may be amended except pursuant to a written instrument executed by the Company, the Manager and each of the Agents. In the event that any one or more of the provisions contained in this Amendment or the Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein or therein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein or therein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof or thereof shall be in accordance with the intent of the parties as reflected in this Amendment or the Agreement.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the parties below in accordance with its terms.

Very truly yours,

ARMOUR Residential REIT, Inc.

By: /s/ Scott J. Ulm
Name: Scott J. Ulm
Title: Co-Chief Executive Officer

ARMOUR Capital Management, LP

By: Stacumny LLC,
its general partner

By: /s/ Scott J. Ulm
Name: Scott J. Ulm
Title: Member
CONFIRMED AND ACCEPTED, as of the date
first above written:

LADENBURG THALMANN & CO. INC.

By: /s/ Steven Kaplan
Name: Steven Kaplan
Title: Head of Capital Markets

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By: /s/ Joseph W. Bliley
Name: Joseph W. Bliley
Title: Managing Director